UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 2, 2009

Live Nation, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9348 Civic Center Drive, Beverly Hills, California		90210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-867-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 2, 2009, Live Nation Inc. (the "Company", or "Live Nation") sold all of the stock of Live Nation (Venues) UK Limited, which held the Company's remaining U.K. theatrical venues and operations, to The Ambassador Theatre Group Limited ("Ambassador"), an owner and operator of regional theaters in the United Kingdom. The U.K. theater portfolio purchased by Ambassador includes two West End theaters, the Lyceum and Apollo Victoria, and 14 regional theaters located throughout the United Kingdom. The total gross sales price for the U.K. theater portfolio was approximately $148.0 million. After fees, expenses, direct taxes, an adjustment to replace the show cash of the theatrical business that was previously removed from the operations and utilized by the Company, a working capital adjustment and other adjustments, the Company currently expects to receive approximately $99.0 million of net proceeds. In accordance with the terms of Live Nation’s credit facilities, 50% of those net proceeds will be applied as a permanent reduction to the Company’s term loans, and all other net proceeds will be used to fund working capital.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation, Inc.

November 6, 2009	By:	Brian Capo

Name: Brian Capo
Title: Senior Vice President and Chief Accounting Officer